For Immediate Release	Exhibit 99.1
Contact:
Dennis Craven (Company)	Chris Daly (Media)
Chief Operating Officer	Daly Gray, Inc.
(561) 227-1386	(703) 435-6293

Chatham Lodging Trust Announces Fourth Quarter 2017 Results

Equity Raise and Asset Sale Positions Company for Opportunistic Growth in 2018

WEST PALM BEACH, Fla., February 26, 2018-Chatham Lodging Trust (NYSE: CLDT), a lodging real estate investment trust (REIT) that invests in upscale, extended-stay hotels and premium-branded, select-service hotels and owns 135 hotels wholly or through joint ventures, today announced results for the fourth quarter ended December 31, 2017. The company also provided its initial guidance for 2018.

Fourth Quarter 2017 Key Metrics

•
Portfolio Revenue per Available Room (RevPAR) - Increased 1.1 percent, slightly above guidance, to $120, compared to the 2016 fourth quarter, for Chatham’s 40, wholly owned hotels. Average daily rate (ADR) improved 0.8 percent to $159, and occupancy grew 0.4 percent to 75.3 percent.

◦	Portfolio RevPAR declined 0.5 percent, excluding four Houston hotels where RevPAR rose 23.5 percent, benefiting from demand attributable to Hurricane Harvey.

•	Net Income - Rose $2.8 million to $5.5 million. Net income per diluted share was $0.12 versus $0.07 in the 2016 fourth quarter.

•	Adjusted EBITDA - Equaled last year’s $26.3 million.

•
Adjusted FFO - Decreased $1.0 million, or 5.7 percent, to $16.0 million versus $17.0 million in the 2016 fourth quarter. Adjusted FFO per diluted share was $0.36 versus $0.44 in the 2016 fourth quarter, compared to guidance of $0.35-$0.38 per share.

◦
Excluding the impact of the fourth quarter equity offering, two hotel acquisitions and one sold hotel, pro-forma Adjusted FFO per share would be $0.38, above consensus and at the upper end of its guidance.

•	Operating Margins - Declined 260 basis points to 43.3 percent. Hotel EBITDA margins were off 80 basis points to 35.9 percent.

Consolidated Financial Results

The following is a summary of the consolidated financial results for the three months and year ended December 31, 2017. RevPAR, ADR and occupancy for 2017 and 2016 are based on hotels owned as of December 31, 2017 ($ in millions, except per share, RevPAR, ADR, occupancy and margins):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net income	$5.5	$2.7	$29.7	$31.7
Diluted net income per common share	$0.12	$0.07	$0.73	$0.81
RevPAR	$120	$118	$133	$132
ADR	$159	$158	$167	$164
Occupancy	75%	75%	80%	81%
Adjusted EBITDA	$26.3	$26.3	$126.7	$128.0
GOP Margin	43.3%	45.9%	47.4%	48.6%
Hotel EBITDA Margin	35.9%	36.7%	40.3%	41.2%
AFFO	$16.0	$17.0	$86.3	$89.0
AFFO per diluted share	$0.36	$0.44	$2.14	$2.30
Dividends per share	$0.33	$0.33	$1.32	$1.38

2017 Highlights

“We had a very productive fourth quarter from a strategic and operations perspective, achieving RevPAR growth at the upper end of our range, generating pro-forma FFO per share above consensus and importantly executing on our strategic directive to recycle capital and position Chatham to take advantage of future growth opportunities,” stated Jeffrey H. Fisher, Chatham’s president and chief executive officer. “2017 was a very successful year for Chatham. We raised $151 million of equity at a weighted average price of $21.59 per share, acquired three, high-quality hotels for $132 million, entered into an agreement to acquire an under-development hotel in the 2018 second quarter for $21 million and sold one hotel for $33 million. We produced RevPAR growth of 0.7 percent and adjusted FFO per share of $2.14, above the midpoint of our original 2017 guidance while reducing our leverage to 34 percent from 40 percent one year ago.

“We are pursuing ways to deliver incremental value through opportunistic capital activities, along with asset sales, and investing those proceeds into hotel acquisitions or developments in higher growth markets with higher cash-on-cash returns,” Fisher highlighted. “Our adjusted EBITDA is projected to increase approximately 2 percent in 2018 and we expect these transactions will be accretive to our net asset value and FFO per share on a fully-invested basis.”

Operating Results

“Our fourth quarter operating results were strengthened by strong performance at our Houston and Florida hotels attributable to increased demand following Hurricanes Harvey and Irma,” stated Dennis Craven, Chatham’s chief operating officer. “At this time, most hurricane-related business has ended as displaced residents and hurricane-related professionals have either finished their work or found alternative housing. I commend our operations team at Island Hospitality who did a fantastic job managing our inventory, maximizing performance and taking care of our guests during a difficult time.

Fourth quarter RevPAR performance for certain key markets:

•	Silicon Valley RevPAR rose 1.1 percent to $164 as demand continues to outpace new supply.

•	Four Houston hotels experienced a 23.5 percent RevPAR gain due to increased demand related to Hurricane Harvey.

•	Two Florida hotels saw RevPAR rise 17.0 percent due to hurricane-related demand, as well as increased inbound travelers favoring south Florida.

•	RevPAR at the company’s three Washington D.C. hotels rose 5.2 percent.

•	Hotels acquired in 2017 produced a 2.6 percent RevPAR gain.

•	Two Los Angeles-area hotels experienced a RevPAR increase of 2.8 percent.

•	RevPAR at the company’s three Boston hotels decreased 0.5 percent.

•	RevPAR at Chatham’s two San Diego hotels declined 11.6 percent as one hotel was under renovation during the quarter.

“The quarter was a bit noisy with two acquisitions and one disposition,” Craven commented. “Looking specifically at our 36 comparable hotels which exclude the hotels acquired and sold in the fourth quarter, operating margins were down 220 basis points, but hotel EBITDA margins only decreased 50 basis points as we benefited from some favorable property-tax settlements that will benefit us moving forward.”

Strategic Recycling Program and Hotel Investments

Chatham continuously evaluates its hotel portfolio to enhance returns and cash flow. Chatham is actively pursuing acquisitions and intends to use the proceeds from any asset sales to acquire hotels. In September, the company acquired the 131-room Hilton Garden Inn Portsmouth Downtown in N.H., for $43.5 million, or approximately $332,000 per room.

In December, Chatham sold the 145-suite Homewood Suites by Hilton Carlsbad, Calif., for $33 million, or approximately $228,000 per suite. Chatham sold the hotel at an approximate 6.5 percent net operating income capitalization rate (after an assumed annual capital reserve of 4.0 percent of total hotel revenues) based on trailing 12 month performance. In connection with the sale, the buyer assumed a $20 million CMBS loan that carried an interest rate of 4.3 percent.

Also in December, Chatham acquired the 219-suite Embassy Suites by Hilton in Springfield, Va., for $68 million, or approximately $310,000 per suite, at a year one net operating income capitalization rate of approximately 7.5 percent. The superior-quality hotel has been ranked as the top hotel within the Embassy Suites brand each of the last three years.

In November, the company acquired the 96-room Courtyard by Marriott Charleston Summerville, S.C., for $20.2 million, or approximately $210,000 per room, and contracted to acquire an adjacent hotel under construction, the 96-room Residence Inn, for $21 million. Chatham estimates it acquired the Courtyard at a year one net operating income capitalization rate of approximately 8.0 percent. These hotels are located in Nexton, an emerging mixed-use community in the heart of a rapidly expanding area just outside of Charleston. The hotels will be the highest quality and closest hotels to Volvo’s first American factory which is expected to open in 2018. Volvo has already announced plans for a second factory on its nearby campus.

“The Carlsbad hotel sale was the first under our capital recycling initiative announced earlier this year,” Fisher remarked. “Our goal is to opportunistically sell assets when we believe we can re-deploy those proceeds into high-quality hotel investments that earn greater yields in higher growth markets, thus enhancing our net asset value. Our fourth quarter activity reflects our strategy, and we intend to continue in 2018.”

During the fourth quarter, the company substantially completed the renovations of the Homewood Suites hotels in Bloomington, Minn., and Brentwood, Tenn. The company commenced the renovation of the Residence Inn San Diego Mission Valley, Calif., and expects to complete its renovation during the 2018 first quarter. The company invested approximately $30.2 million in hotel upgrades in 2017.

Capital Markets & Capital Structure

As of December 31, 2017, the company had net debt of $531.1 million (total consolidated debt less unrestricted cash). Total debt outstanding was $540.5 million at an average interest rate of 4.6 percent, comprised of $508.5 million of fixed-rate mortgage debt at an average interest rate of 4.6 percent and $32.0 million outstanding on the company’s $250 million senior unsecured revolving credit facility, which currently carries a 4.2 percent interest rate.

Chatham’s leverage ratio was approximately 34.0 percent at December 31, 2017, based on the ratio of the company’s net debt to hotel investments at cost. The weighted average maturity date for Chatham’s fixed-rate debt is February 2024 with the earliest maturity in 2021. As of December 31, 2017, Chatham’s proportionate share of joint venture debt and unrestricted cash was $165.4 million and $2.9 million, respectively.

On December 31, 2017, as defined in the company’s credit agreement, Chatham’s fixed charge coverage ratio, including its interest in the two joint ventures with Colony NorthStar, was 3.2 times, and total net debt to trailing 12-month corporate EBITDA was 5.5 times. Excluding its interest in the two joint ventures, Chatham’s fixed charge coverage ratio was 3.5 times, and net debt to trailing 12-month corporate EBITDA was 4.8 times.

During the fourth quarter, Chatham issued five million common shares at a price of $21.90 per share. The company also sold 0.5 million shares under its at-the-market (“ATM”) and direct stock purchase (“DSPP”) programs at a weighted average price of $21.38 per share.

Joint Venture Investments

During the 2017 fourth quarter, the Innkeepers and Inland joint ventures contributed Adjusted EBITDA and Adjusted FFO of approximately $3.4 million and $1.3 million, respectively, compared to 2016 fourth quarter Adjusted EBITDA and FFO of approximately $3.4 million and $1.5 million, respectively. Both Adjusted EBITDA and Adjusted FFO were $0.1 million above the company’s previous guidance for the quarter.

Chatham received distributions from its joint venture investments of $1.2 million during the 2017 fourth quarter.

Dividend

Chatham currently pays a monthly dividend of $0.11 per common share. Chatham’s 2017 dividend per share of $1.32 represented approximately 62 percent of its 2017 adjusted FFO per share. Based on the midpoint of its guidance for 2018, an annual dividend of $1.32 per share represents an adjusted FFO per share payout ratio of 71 percent.

2018 Guidance

The company provides guidance, but does not undertake to update it for any developments in its business. Achievement of the results is subject to the risks disclosed in the company’s filings with the Securities and Exchange Commission.

The company’s 2018 guidance reflects the following assumptions:

•	Industrywide RevPAR growth of 0 to 3 percent in 2017

◦	Marriott International forecast North American RevPAR growth of 1 to 2 percent; Hilton Hotels & Resorts provided systemwide RevPAR growth of 1 to 3 percent

◦	STR projected industry RevPAR growth of 2.7 percent.

•	Acquisition of the 96-room Residence Inn by Marriott Charleston Summerville, S.C., on July 1, 2018 for $21.0 million

•	Renovations commencing at the following hotels:

◦	Homewood Suites Billerica, Mass., and Hyatt Place Pittsburgh in the first quarter

◦	Residence Inn Mountain View, Calif., and Residence Inn Tysons Corner, Va., during the second quarter

◦	Homewood Suites Dallas, Texas during the third quarter

◦	Residence Inn Sunnyvale, Calif., #1, and the Homewood Suites Farmington, Conn., in the fourth quarter

•	No additional acquisitions, dispositions, debt or equity issuance

Fisher concluded, “our guidance does not reflect any future acquisitions, developments or reinvestment of any asset sale proceeds or additional leverage capacity. We have an active acquisition pipeline and we fully intend on growing our portfolio and adding FFO per share. We will add earnings in 2019 from the ramp-up of the Residence Inn Charleston Summerville. Our hotels are in excellent condition as we have been investing in our hotels throughout the cycle. The impact of new supply on our results is lessening and if new tax policy spurs incremental economic growth and lodging demand, we are in a great position to outperform and get back to growing margins.”

	Q1 2018	2018 Forecast
RevPAR	$121 to $123	$131 to $134
RevPAR growth	-3.5% to -2.0%	-1.5% to 0.5%
Total hotel revenue	$70.4 to $71.4 M	$310.0 to $315.9 M
Net income	$1.5 to $2.6 M	$25.8 to $32.2 M
Net income per diluted share	$0.03 to $0.06	$0.56 to $0.70
Adjusted EBITDA	$25.2 to $26.3 M	$125.7 to $132.1 M
Adjusted FFO	$15.3 to $16.4 M	$84.1 to $90.5 M
Adjusted FFO per diluted share	$0.33 to $0.35	$1.80 to $1.94
Hotel EBITDA margins	35.4% to 36.0%	38.7% to 39.7%
Corporate cash administrative expenses	$2.5 M	$9.6 M
Corporate non-cash administrative expenses	$0.9 M	$4.3 M
Interest expense (excluding fee amortization)	$6.4 M	$26.5 M
Non-cash amortization of deferred fees	$0.3 M	$1.4M
Income taxes	$0.0 M	$0.0 M
Chatham’s share of JV EBITDA	$2.8 to $3.1 M	$15.3 to $16.3 M
Chatham’s share of JV FFO	$0.6 to $0.9 M	$5.9 to $6.9 M
Weighted average shares/units outstanding	46.6 M	46.6 M

Funds from operations (FFO), Adjusted FFO (AFFO), EBITDA and Adjusted EBITDA are non-GAAP financial measures within the meaning of the rules of the Securities and Exchange Commission. See the discussion included in this press release for information regarding these non-GAAP financial measures.

The following bridges 2017 Adjusted FFO per share to the midpoint of the company’s 2018 guidance:

2018 Forecast
2017 Adjusted FFO per share	$2.14
Same store EBITDA margin erosion	<0.09>
Equity and sale proceeds to be used for future growth	<0.10>
Decline in JV FFO due primarily to financing costs	<0.04>
Other (interest rate, corporate expenses, taxes)	<0.04>
2018 Adjusted FFO per share at guidance midpoint	$1.87

Earnings Call

The company will hold its fourth quarter 2017 conference later today at 10:00 a.m. Eastern Time. Shareholders and other interested parties may listen to a simultaneous webcast of the conference call on the Internet by logging onto Chatham’s website, http://chathamlodgingtrust.com/, or www.streetevents.com, or may participate in the conference call by dialing 1-877-407-0789 and referencing Chatham Lodging Trust. A recording of the call will be available by telephone until 11:59 p.m. ET on Monday, March 5, 2018, by dialing 1-844-512-2921, reference number 13675657. A replay of the conference call will be posted on Chatham’s website.

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised, publicly-traded real estate investment trust focused primarily on investing in upscale, extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 135 hotels totaling 18,516 rooms/suites, comprised of 40 properties it wholly owns with an aggregate of 6,018 rooms/suites in 15 states and the District of Columbia and a minority investment in two joint ventures that own 95 hotels with an aggregate of 12,498 rooms/suites. Additional information about Chatham may be found at chathamlodgingtrust.com.

Non-GAAP Financial Measures
Included in this press release are certain “non-GAAP financial measures,” within the meaning of Securities and Exchange Commission (SEC) rules and regulations, that are different from measures calculated and presented in accordance with GAAP (generally accepted accounting principles). The company considers the following non-GAAP financial measures useful to investors as key supplemental measures of its operating performance: (1) FFO, (2) Adjusted FFO, (3) EBITDA, (4) Adjusted EBITDA and (5) Adjusted Hotel EBITDA. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss as prescribed by GAAP as a measure of its operating performance.

FFO As Defined by NAREIT and Adjusted FFO

The company calculates FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which defines FFO as net income or loss (calculated in accordance with GAAP), excluding gains or losses from sales of real estate, impairment write-downs, the cumulative effect of changes in accounting principles, plus depreciation and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures following the same approach. The company believes that the presentation of FFO provides useful information to investors regarding its operating performance because it measures its performance without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of real estate assets and certain other items that the company believes are not indicative of the property level performance of its hotel properties. The company believes that these items reflect historical cost of its asset base and its acquisition and disposition activities and are less reflective of its ongoing operations, and that by adjusting to exclude the effects of these items, FFO is useful to investors in comparing its operating performance between periods and between REITs that also report using the NAREIT definition.

The company calculates Adjusted FFO by further adjusting FFO for certain additional items that are not addressed in NAREIT’s definition of FFO, including other charges, losses on the early extinguishment of debt and similar items related to its unconsolidated real estate entities that it believes do not represent costs related to hotel operations. The company believes that Adjusted FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs that make similar adjustments to FFO.

EBITDA, Adjusted EBITDA and Adjusted Hotel EBITDA

The company calculates EBITDA for purposes of the credit facility debt as net income or loss excluding: (1) interest expense; (2) provision for income taxes, including income taxes applicable to sale of assets; (3) depreciation and amortization; and (4) unconsolidated real estate entity items including interest, depreciation and amortization excluding gains and losses from sales of real estate. The company believes

EBITDA is useful to investors in evaluating its operating performance because it helps investors compare the company’s operating performance between periods and between REITs by removing the impact of its capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from its operating results. In addition, the company uses EBITDA as one measure in determining the value of hotel acquisitions and dispositions.

The company calculates Adjusted EBITDA by further adjusting EBITDA for certain additional items, including other charges, gains or losses on the sale of real estate, losses on the early extinguishment of debt, amortization of non-cash share-based compensation and similar items related to its unconsolidated real estate entities, which it believes are not indicative of the performance of its underlying hotel properties entities. The company believes that Adjusted EBITDA provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs that report similar measures.

Adjusted Hotel EBITDA is defined as net income before interest, income taxes, depreciation and amortization, corporate general and administrative, impairment loss, loss on early extinguishment of debt, interest and other income and income or loss from unconsolidated real estate entities. The Company presents Adjusted Hotel EBITDA because the Company believes it is useful to investors in comparing its hotel operating performance between periods and comparing its Adjusted Hotel EBITDA margins to those of our peer companies. Adjusted Hotel EBITDA represents the results of operations for its wholly owned hotels only.

Although the company presents FFO, Adjusted FFO, EBITDA and Adjusted EBITDA because it believes they are useful to investors in comparing the company’s operating performance between periods and between REITs that report similar measures, these measures have limitations as analytical tools. Some of these limitations are:

•	FFO, Adjusted FFO, EBITDA, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect the company’s cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	FFO, Adjusted FFO, EBITDA, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect changes in, or cash requirements for, the company’s working capital needs;

•	FFO, Adjusted FFO, EBITDA, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect funds available to make cash distributions;

•	EBITDA, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the company’s debts;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may need to be replaced in the future, and FFO, Adjusted FFO, EBITDA, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect any cash requirements for such replacements;

•
Non-cash compensation is and will remain a key element of the company’s overall long-term incentive compensation package, although the company excludes it as an expense when evaluating its ongoing operating performance for a particular period using adjusted EBITDA;

•
Adjusted FFO, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect the impact of certain cash charges (including acquisition transaction costs) that result from matters the company considers not to be indicative of the underlying performance of its hotel properties; and

•
Other companies in the company’s industry may calculate FFO, Adjusted FFO, EBITDA, Adjusted EBITDA and Adjusted Hotel EBITDA differently than the company does, limiting their usefulness as a comparative measure.

In addition, FFO, Adjusted FFO, EBITDA, Adjusted EBITDA and Adjusted Hotel EBITDA do not represent cash generated from operating activities as determined by GAAP and should not be considered as alternatives to net income or loss, cash flows from operations or any other operating performance measure prescribed by GAAP. FFO, Adjusted FFO, EBITDA, Adjusted EBITDA and Adjusted Hotel EBITDA are not measures of the Company’s liquidity. Because of these limitations, FFO, Adjusted FFO, EBITDA, Adjusted EBITDA and Adjusted Hotel EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. The Company compensates for these limitations by relying primarily on its GAAP results and using FFO, Adjusted FFO, EBITDA, Adjusted EBITDA and Adjusted Hotel EBITDA only supplementally. The Company’s consolidated financial statements and the notes to those statements included elsewhere are prepared in accordance with GAAP.

The company’s reconciliation of FFO, Adjusted FFO, EBITDA, Adjusted EBITDA and Adjusted Hotel EBITDA to net income attributable to common shareholders, as determined under GAAP, is set forth below.

Forward-Looking Statement Safe Harbor

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "plan," "predict," "project," "will," "continue" and other similar terms and phrases, including references to assumption and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions, including the effect on travel of potential terrorist attacks, that will affect occupancy rates at the company’s hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of the company’s indebtedness and its ability to meet covenants in its debt agreements; relationships with property managers; the company’s ability to maintain its properties in a second-class manner, including meeting capital expenditure requirements; the company’s ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; the company’s ability to complete acquisitions and dispositions; and the company’s ability to continue to satisfy complex rules in order for the company to remain a REIT for federal income tax purposes and other risks and uncertainties associated with the company’s business described in the company's filings with the SEC. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date hereof, and the company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

CHATHAM LODGING TRUST
Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31, 2017	December 31, 2016

Assets:
Investment in hotel properties, net	$1,320,082	$1,233,094
Cash and cash equivalents	9,333	12,118
Restricted cash	27,166	25,083
Investment in unconsolidated real estate entities	24,389	20,424
Hotel receivables (net of allowance for doubtful accounts of $200 and $155, respectively)	4,047	4,389
Deferred costs, net	4,646	4,642
Prepaid expenses and other assets	2,523	2,778
Deferred tax asset, net	30	426
Total assets	$1,392,216	$1,302,954
Liabilities and Equity:
Mortgage debt, net	$506,316	$530,323
Revolving credit facility	32,000	52,500
Accounts payable and accrued expenses	31,692	27,782
Distributions and losses in excess of investments of unconsolidated real estate entities	6,582	6,017
Distributions payable	5,846	4,742
Total liabilities	582,436	621,364
Commitments and contingencies
Equity:
Shareholders’ Equity:
Preferred shares, $0.01 par value, 100,000,000 shares authorized and unissued at December 31, 2017 and December 31, 2016	—	—
Common shares, $0.01 par value, 500,000,000 shares authorized; 45,375,266 and 38,367,014 shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively	450	380
Additional paid-in capital	871,730	722,019
Retained earnings (distributions in excess of retained earnings)	(69,018)	(45,657)
Total shareholders’ equity	803,162	676,742
Noncontrolling interests:
Noncontrolling interest in Operating Partnership	6,618	4,848
Total equity	809,780	681,590
Total liabilities and equity	$1,392,216	$1,302,954

CHATHAM LODGING TRUST
Consolidated Statements of Operations
(In thousands, except share and per share data)
(unaudited)

	For the three months ended		For the years ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenue:
Room	$65,051	$61,907	$278,466	$273,345
Food and beverage	1,902	1,493	6,255	6,221
Other	2,750	2,424	11,215	10,115
Cost reimbursements from unconsolidated real estate entities	618	411	2,920	4,139
Total revenue	70,321	66,235	298,856	293,820
Expenses:
Hotel operating expenses:
Room	15,004	13,758	59,151	57,209
Food and beverage	1,572	1,225	5,342	4,928
Telephone	442	412	1,647	1,712
Other hotel operating	839	569	2,886	2,358
General and administrative	6,105	5,424	23,639	22,274
Franchise and marketing fees	5,490	5,119	23,247	22,412
Advertising and promotions	1,425	1,248	5,380	5,147
Utilities	2,514	2,244	9,944	9,545
Repairs and maintenance	3,419	3,001	13,317	12,444
Management fees	2,387	2,217	9,898	9,389
Insurance	303	366	1,228	1,359
Total hotel operating expenses	39,500	35,583	155,679	148,777
Depreciation and amortization	11,631	12,022	46,292	48,775
Impairment loss	—	—	6,663	—
Property taxes, ground rent and insurance	5,205	6,109	20,916	21,564
General and administrative	3,120	2,043	12,825	11,119
Other charges	523	151	523	510
Reimbursed costs from unconsolidated real estate entities	618	411	2,920	4,139
Total operating expenses	60,597	56,319	245,818	234,884
Operating income	9,724	9,916	53,038	58,936
Interest and other income	3	9	30	51
Interest expense, including amortization of deferred fees	(7,071)	(7,086)	(27,901)	(28,297)
Loss on early extinguishment of debt	—	—	—	(4)
Gain on sale of hotel property	3,327	—	3,327	—
Income (loss) from unconsolidated real estate entities	(448)	(628)	1,582	718
Loss on sale from unconsolidated real estate entities	—	(2)	—	(10)
Income before income tax benefit (expense)	5,535	2,209	30,076	31,394
Income tax benefit (expense)	(79)	468	(396)	301
Net income	5,456	2,677	29,680	31,695
Net income attributable to noncontrolling interests	(35)	(18)	(202)	(212)
Net income attributable to common shareholders	$5,421	$2,659	$29,478	$31,483

Income per Common Share - Basic:
Net income attributable to common shareholders	$0.12	$0.07	0.73	$0.82
Income per Common Share - Diluted:
Net income attributable to common shareholders	$0.12	0.07	$0.73	0.81
Weighted average number of common shares outstanding:
Basic	43,205,683	38,135,040	39,859,143	38,299,067
Diluted	43,522,022	38,345,598	40,112,266	38,482,875
Distributions paid per common share:	$0.33	$0.33	$1.32	$1.38

CHATHAM LODGING TRUST
FFO and EBITDA
(In thousands, except share and per share data)

	For the three months ended		For the years ended
	December 31,		December 31,
	2017	2016	2017	2016
Funds From Operations (“FFO”):
Net income	$5,456	$2,677	$29,680	$31,695
Gain on sale of hotel property	(3,327)	—	(3,327)	—
Loss on sale from unconsolidated real estate entities	—	2	—	10
Depreciation	11,559	11,969	46,060	48,562
Impairment loss	—	—	6,663	—
Adjustments for unconsolidated real estate entity items	1,698	2,158	6,600	8,186
FFO attributable to common share and unit holders	15,386	16,806	85,676	88,453
Other charges	523	151	523	510
Loss on early extinguishment of debt	—	—	—	4
Adjustments for unconsolidated real estate entity items	80	—	96	25
Adjusted FFO attributable to common share and unit holders	$15,989	$16,957	$86,295	$88,992
Weighted average number of common shares and units
Basic	43,500,875	38,572,815	40,138,856	38,556,842
Diluted	43,817,214	38,783,373	40,391,978	38,740,650

	For the three months ended		For the years ended
	December 31,		December 31,
	2017	2016	2017	2016
Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”):
Net income	$5,456	$2,677	$29,680	$31,695
Interest expense	7,071	7,086	27,901	28,297
Income tax (benefit) expense	79	(468)	396	(301)
Depreciation and amortization	11,631	12,022	46,292	48,775
Adjustments for unconsolidated real estate entity items	3,805	4,023	14,650	15,908
EBITDA	28,042	25,340	118,919	124,374
Other charges	523	151	523	510
Impairment loss	—	—	6,663	—
Loss on early extinguishment of debt	—	—	—	4
Adjustments for unconsolidated real estate entity items	82	20	136	62
Gain on sale of hotel property	(3,327)	—	(3,327)	—
Loss on sale from unconsolidated real estate entities	—	2	—	10
Share based compensation	999	759	3,784	3,013
Adjusted EBITDA	$26,319	$26,272	$126,698	$127,973

CHATHAM LODGING TRUST
ADJUSTED HOTEL EBITDA
(In thousands, except share and per share data)

		For the three months ended		For the years ended
		December 31,		December 31,
		2017	2016	2017	2016

Net Income		$5,456	$2,677	$29,680	$31,695
Add:	Interest expense	7,071	7,086	27,901	28,297
	Income tax expense	79	—	396	—
	Depreciation and amortization	11,631	12,022	46,292	48,775
	Corporate general and administrative	3,120	2,043	12,825	11,119
	Others charges	523	151	523	510
	Impairment loss	—	—	6,663	—
	Loss from unconsolidated real estate entities	448	628	—	—
	Loss on early extinguishment of debt	—	—	—	4
	Loss on sale from unconsolidated real estate entities	—	2	—	10
Less:	Interest and other income	(3)	(9)	(30)	(51)
	Gain on sale of hotel property	(3,327)	—	(3,327)	—
	Income from unconsolidated real estate entities	—	—	(1,582)	(718)
	Income tax benefit	—	(468)	—	(301)
	Adjusted Hotel EBITDA	$24,998	$24,132	$119,341	$119,340